Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF FISCAL 2004

Boulder, Colo., (August 2, 2004) - Array BioPharma Inc. (NASDAQ: ARRY) today reported financial results for the fourth quarter and the year ended June 30, 2004.

During the fourth quarter of fiscal 2004, Array reported total revenue of $10.4 million, including $3.8 million from up-front and milestone payments.  Revenue was $7.1 million during the same period in fiscal 2003, which included $0.4 million from up-front and milestone payments.  Net loss was $3.6 million, or ($0.12) per share, for the fourth quarter, compared to a net loss of $9.4 million, or ($0.33) per share, for the same quarter in fiscal 2003.  Array ended fiscal 2004 with $37.4 million in cash and marketable securities, an increase of $3.3 million from the end of fiscal 2003.

“During the fourth quarter, we advanced our first drug into clinical development, initiating a Phase I clinical trial for our lead cancer compound, the MEK inhibitor ARRY-142886,” said Robert E. Conway, Chief Executive Officer, Array BioPharma.  “In view of this success and the results we are achieving in our other research programs, we anticipate rapidly advancing additional drug candidates into clinical development.”

Fourth Quarter of Fiscal 2004 Accomplishments:

Advancing Proprietary Research Programs

•                  Initiated a Phase I clinical trial for ARRY-142886 (AZD6244), a novel MEK inhibitor discovered by Array and out-licensed to AstraZeneca, which triggered a $4.0 million milestone payment from AstraZeneca.

•                  Advanced four proprietary programs in preclinical development:  EGFR/ErbB-2 (dual inhibitor program) and ErbB-2 for cancer, and p38 and MEK for inflammation. Array anticipates nominating a clinical candidate and initiating regulated preclinical safety testing from one or more of these programs in fiscal 2005.

•                  Created promising lead compounds in several early discovery programs aimed at therapeutically important targets and anticipates advancing select programs into lead optimization.

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Growing Collaborative Research

•                  Commenced a drug discovery collaboration with Takeda Chemical Industries, Ltd. to create a series of small molecule drug leads against a Takeda target.  The collaboration includes research funding to Array, potential development milestone payments and royalties on the sales of products resulting from the collaboration.

•                  Received $420,000 and $150,000 in milestone payments from Amgen Inc. and InterMune, Inc., respectively.  Array is entitled to further payments if additional program milestones are achieved.  Under the InterMune agreement, Array is also entitled to receive royalties on net sales of products derived from the collaborative efforts.

•                  Renewed an agreement with Trimeris, Inc. to discover small molecule entry inhibitors directed against human immunodeficiency virus (HIV).  Trimeris will screen small molecule compounds created by Array against HIV entry inhibitor targets and Array will be entitled to receive research funding as well as milestone payments and royalties based on the success of this program.

Enhancing Corporate Governance

•                  Appointed Douglas E. Williams, Ph.D., to Array’s Board of Directors.  Dr. Williams brings over 15 years of senior level biotechnology management experience to Array’s Board.  He currently serves as Seattle Genetics’ Chief Scientific Officer and Executive Vice President of Research and Development, and is a member of their Board of Directors. Previously, Dr. Williams served at Immunex Corporation as Executive Vice President, Chief Technology Officer and a member of Immunex’s Board of Directors.

Array’s expertise in creating drug candidates has resulted in up-front payments, research funding and significant potential milestones and royalties from out-license and collaboration agreements.  During fiscal 2004, Array received $16 million in up-front payments, $4.8 million in success-based milestones and added four royalty-bearing programs.  From inception through June 30, 2004, Array’s agreements have generated $18 million in up-front payments, $5.1 million in milestone payments and recognized $122 million in research funding revenue.  Under its existing agreements, Array has the potential to earn up to approximately $200 million in additional milestone payments, as well as royalties on any resulting product sales from 13 different programs.

Revenue for the fiscal year ended June 30, 2004, was $34.8 million, compared to revenue of $35.1 million for fiscal year 2003.  The net loss for the fiscal year ended June 30, 2004, was $25.5 million, or ($0.89) per share, compared to a net loss $19.6 million, or ($0.70) per share, reported in fiscal year 2003.  Array achieved positive net cash flow from operations of $5.6 million, which included $20.8 million from up-front and success-based milestone payments for the fiscal year ended June 30, 2004.

Array will hold a conference call on Tuesday, August 3, 2004, at 9:00 a.m. eastern time to discuss these results.  If there is any additional information provided during this call, it will be available on a replay of the call and as a web cast on www.arraybiopharma.com.  Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, August 3, 2004
Time:	9:00 a.m. eastern time
Toll-Free:	(800) 946-0719
Toll:	(719) 457-2645
Pass Code:	661325
Web Cast:	www.arraybiopharma.com

There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820.  The access code is 661325.  Replay of the call will also be available as a web cast on Array’s web site at www.arraybiopharma.com.

About Array BioPharma:

Array BioPharma is a biopharmaceutical company focused on the discovery, development and commercialization of orally active drugs to address significant unmet medical needs.  Our proprietary drug development pipeline is primarily focused on the treatment of cancer and inflammatory disease and includes several small molecule drug candidates that are designed to regulate targets in therapeutically important biologic pathways. In addition, leading pharmaceutical and biotechnology companies access our drug discovery technologies and expertise through collaborations to design, create, optimize and evaluate drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our quarterly report filed on form 10-Q for the quarter ended March 31, 2004, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, expectations as to the completion, timing and size of the contemplated offering, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties for their drug discovery activities, our ability to out-license our proprietary candidates on favorable terms, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates, the ability of our collaborators and of Array to meet drug objectives, including clinical trials, tied to milestones and royalties, and our ability to attract and retain experienced scientists and management. We are providing this information as of August 2, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.

Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Years Ended June 30,
	2004	2003	2004	2003
	(unaudited)
Revenue
Collaboration revenue	$6,601	$6,653	$28,186	$33,633
License, royalty and milestone revenue	3,752	439	6,645	1,492
Total revenue	10,353	7,092	34,831	35,125

Costs and expenses *
Cost of revenue (1)	6,966	4,389	23,042	21,813
Provision for excess inventory	—	4,100	5,616	4,100
Research and development expenses:
for collaborations (2)	1,475	1,857	8,361	9,038
for proprietary drug discovery	3,620	3,701	15,728	11,176
Selling, general and administrative expenses (3)	1,979	2,027	7,969	8,859
Total operating expenses	14,040	16,074	60,716	54,986

Loss from operations	(3,687)	(8,982)	(25,885)	(19,861)
Interest income	113	129	381	787
Other expense - unrealized loss on investment	—	(500)	—	(500)
Net loss	$(3,574)	$(9,353)	$(25,504)	$(19,574)

Basic and diluted net loss per share	$(0.12)	$(0.33)	$(0.89)	$(0.70)
Number of shares used to compute per share data	28,800	28,115	28,511	27,830

*Includes compensation related to option grants

(1) Cost of revenue	$163	$64	$895	$859
(2) Research and development for collaborations	108	42	597	572
(3) Selling, general and administrative expenses	97	50	485	452
Total	$368	$156	$1,977	$1,883

Summary Balance Sheet Data

(in thousands)

	June 30, 2004	June 30, 2003
Cash, cash equivalents and marketable securities	$37,446	$34,130
Inventories, net	4,031	9,065
Property, plant and equipment, gross	57,557	53,939
Working capital	21,634	39,453
Total assets	77,659	83,830
Stockholders’ equity	55,525	77,714

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